For Immediate Release                                                  CONTACTS:
October 4, 1999                                            Columbia Energy Group
                                          Thomas L. Hughes (Financial Community)
                                                                    703/561-6001
                                                  R. A. Rankin, Jr. (News Media)
                                                                    703/561-6044
                                                               Kekst and Company
                                                    Michael Freitag (News Media)
                                                                    212/521-4800


MEDIA ADVISORY:

NEWSPAPER AD ALERTS NISOURCE SHAREHOLDERS
TO IMPACT OF CONTINUED HOSTILE TAKEOVER ATTEMPT

     HERNDON, Va., Oct. 4, 1999 -- Columbia Energy Group today announced that, starting yesterday (Sunday, Oct. 3), a full-page advertisement began appearing in newspapers in Northern Indiana and adjacent areas, in which shareholders of NiSource Inc. are alerted to the possible consequences of the company's ongoing hostile takeover attempt. NiSource is the parent corporation of Northern Indiana Public Service Company (NIPSCO).

     The newspaper ad, the second in a series, notes that NiSource is currently facing a variety of operational and financial problems even as it continues to spend millions of dollars on its attempt to acquire Columbia in a 1980s-style leveraged buyout. Columbia has rejected NiSource's various proposals as inadequate and not in the best interest of the company or its shareholders.

     The ad also notes that:

     o NiSource's stock price has declined by more than 22 percent since the start of its hostile takeover attempt (from June 4 to Sept. 29, 1999). This represents a loss of approximately $790 million in market capitalization.

     o NiSource is facing a possible lawsuit from the New York State Attorney General related to harmful emissions from one of its principal generating plants.

     o NiSource last year was ranked as the nation's third "dirtiest" electric utility by the Natural Resources Defense Council.

     o NIPSCO was recently ranked "below average" for customer service among electric utility companies in the Midwest.

     o NIPSCO has the highest residential electric rates of all of Indiana's 42 electric utilities.

     The ad concludes: "Instead of taking on new problems, NiSource should end this costly and disruptive effort immediately and begin focusing on something much more important: serving the needs of its customers and shareholders."

     Columbia's board of directors has determined that NiSource's unsolicited $68 per share cash tender offer, scheduled to expire on Oct. 15, 1999, is inadequate and not in the best interest of Columbia or its shareholders. A number of the leading equity analysts who cover the energy utilities industry have agreed that NiSource's offer is inadequate.

     Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with assets of $7.2 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as retail energy marketing, propane and petroleum product sales, and electric power generation. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.

     This press release contains "forward-looking statements" within the meaning of the Federal securities laws, including statements concerning Columbia's plans, objectives and expected performance. There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of Columbia, including, but not limited to, competition, the regulatory approval process, weather, supply and demand for natural gas, electricity, propane and petroleum and changes in general economic conditions. The safe harbor provisions of the Private Securities Litigation Reform Act with respect to forward-looking statements are not available to statements made in connection with a tender offer.

                                      # # #